UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): November 17, 2010

Neiman Marcus, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-133184-12	20-3509435
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1618 Main Street Dallas, Texas	75201
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (214) 743-7600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

The Amendment

On November 17, 2010, The Neiman Marcus Group, Inc. (“NMG”) and certain of its subsidiaries entered into an amendment and restatement (the “Amendment”) of the credit agreement governing NMG’s Senior Secured Term Loan Facility, thereby extending the maturity of approximately $1,067.8 million principal amount of NMG’s existing term loans thereunder.

The extended loans will mature on April 6, 2016, unless $300,000,000 or more aggregate principal amount of NMG’s existing 9.0%/9.75% senior notes due 2015 and 10.375% senior subordinated notes due 2015 remain outstanding on July 15, 2015, in which case the extended loans will mature on that date instead.  The approximately $437.9 million principal amount of existing term loans that are not being extended will continue to have a maturity of April 6, 2013.  At November 17, 2010, the aggregate outstanding principal amount owed under the Senior Secured Term Loan Facility was approximately $1,505.7 million.

In addition to extending the maturity of a portion of the existing term loans under the Senior Secured Term Loan Facility, the Amendment increases the “applicable margin” used in calculating the interest rate payable to holders of the extended term loans (but does not change the applicable margin used in calculating the interest rate payable to holders of term loans that are not being extended).  Term loans under the Senior Secured Term Loan Facility (including both the extended and the non-extended loans) will bear interest at a rate per annum equal to, at NMG’s option, either (a) a base rate determined by reference to the higher of (1) the prime rate of Credit Suisse AG (the administrative agent), (2) the federal funds effective rate plus 1/2 of 1% and (3) the adjusted one-month LIBOR rate plus 1.00% or (b) a LIBOR rate (for a period equal to the relevant interest period), subject to certain adjustments, in each case plus an applicable margin.

The applicable margin for the extended term loans will be 3.00% for alternate base rate loans and 4.00% for LIBOR rate loans (or if NMG’s consolidated leverage ratio as of the relevant date of determination is less than 5.00 to 1.00, 2.75% for alternate base rate loans and 3.75% for LIBOR rate loans).  The applicable margin for the term loans that are not being extended will remain 1.00% for alternate base rate loans and 2.00% for LIBOR rate loans (or if NMG’s consolidated leverage ratio as of the relevant date of determination is less than 4.50 to 1.00, 0.75% for alternate base rate loans and 1.75% for LIBOR rate loans).

The Amendment also includes provisions permitting NMG (a) to incur debt to refinance the term loans that are not currently being extended (without requiring any further consent under the senior secured term loan facility) and (b) to enter into future extensions of any portion of the term loans with the consent of only the lenders electing to extend at that time.

The terms of the Senior Secured Term Loan Facility, as amended, are set forth in an amended and restated credit agreement dated as of November 17, 2010 (attached hereto as Exhibit 10.1).  The description herein of the Amendment and the Senior Secured Term Loan Facility is qualified in its entirety by reference to the full text of that agreement, which is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference to this Item 2.03.

Item 9.01.  Financial Statements and Exhibits

(d)           Exhibits.

Exhibit No.	Description

10.1

Credit Agreement dated as of October 6, 2005, as amended and restated as of November 17, 2010, among the Lenders, Credit Suisse, as administrative agent and as collateral agent for the Lenders, Neiman Marcus, Inc., The Neiman Marcus Group, Inc. and each subsidiary of The Neiman Marcus Group, Inc. from time to time party thereto. (a)

(a)           Exhibits and schedules relating to the agreement that is filed in this exhibit have not been amended and restated and were previously filed with Exhibit 10.8 to Neiman Marcus, Inc.’s Annual Report on Form 10-K for the fiscal year ended August 1, 2009.  Portions thereof were omitted pursuant to a request for confidential treatment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NEIMAN MARCUS, INC.

Date: November 17, 2010	By:	/s/ Nelson A. Bangs

Name: Nelson A. Bangs
Title: Senior Vice President

EXHIBIT INDEX

Exhibit No.	Description

10.1

Credit Agreement dated as of October 6, 2005, as amended and restated as of November 17, 2010, among the Lenders, Credit Suisse, as administrative agent and as collateral agent for the Lenders, Neiman Marcus, Inc., The Neiman Marcus Group, Inc. and each subsidiary of The Neiman Marcus Group, Inc. from time to time party thereto. (a)

(a)           Exhibits and schedules relating to the agreement that is filed in this exhibit have not been amended and restated and were previously filed with Exhibit 10.8 to Neiman Marcus, Inc.’s Annual Report on Form 10-K for the fiscal year ended August 1, 2009.  Portions thereof were omitted pursuant to a request for confidential treatment.